STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
YAFARM TECHNOLOGIES, INC.

The undersigned, being the sole incorporator of YaFarm Technologies, Inc., (the “Corporation”) hereby certifies that as of the date of this certificate, the Corporation has not received any payment for any of its stock and that this amendment has been duly adopted in accordance with Section 241 of the General Corporation Law of the State of Delaware, acknowledged and filed in accordance with Section 103 of this title.

First. The undersigned certifies that Article “FOURTH” of the Articles of Incorporation, originally filed on June 16, 2006, is amended to read as follows:

“This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The Board of Directors also has express authority over any wholly unissued shares.”

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 27th day of June, 2006.

By:	/s/ Craig V. Butler
Craig V. Butler, Esq.
Sole Incorporator